Exhibit 2.3

For Immediate Release
Contacts Media Kathleen O'Neil (847) 938-3895
Media Outside the U.S. Laureen Cassidy (847) 938-7743
Financial Community John Thomas (847) 938-2655

ABBOTT LABORATORIES ANNOUNCES COMPLETION OF ACQUISITION OF BASF'S PHARMACEUTICAL BUSINESS

    ABBOTT PARK, Ill., March 2, 2001 — Abbott Laboratories today announced that it has completed the acquisition of BASF's pharmaceutical business, which includes the global operations of Knoll, for $6.9 billion in cash.

    "We are pleased to have completed the acquisition of the BASF pharmaceutical business well ahead of schedule and we wish to welcome our new colleagues to Abbott," said Miles D. White, chairman and chief executive officer. "We have already completed our integration planning and are prepared to move ahead with an accelerated integration process for BASF's pharmaceutical business worldwide.

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ABBOTT LABORATORIES ANNOUNCES COMPLETION OF ACQUISITION OF BASF'S PHARMACEUTICAL BUSINESS

    "This acquisition will enable us to broaden our global pharmaceutical infrastructure, acquire late-stage and marketed products, significantly increase our pharmaceutical research and development spending and access leading monoclonal antibody technologies," he said.

    The commercial and manufacturing operations of BASF's pharmaceutical business in the United States will be integrated into Abbott's Pharmaceutical Products Division. Commercial and manufacturing operations outside of the United States will be integrated into Abbott's International Division. All of the research and development operations will be integrated into Abbott's global pharmaceutical research and development organization.

    "The acquisition of BASF's pharmaceutical business complements the product and development portfolio in several of Abbott's core franchises, including cancer, cardiovascular, neuroscience/pain and metabolic diseases," said Jeffrey M. Leiden, M.D., Ph.D., executive vice president, pharmaceuticals and chief scientific officer. "It also gives Abbott best-in-class research and manufacturing capabilities at the Worcester, Mass., facility, where a group of outstanding scientists is focused on advanced monoclonal antibody programs for the treatment of autoimmune diseases."

    Abbott received European Commission approval for the acquisition of BASF's pharmaceutical business on February 28 and the 30-day waiting period under the Hart-Scott-Rodino Antitrust Improvements Act for U.S. government review expired on February 7.

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ABBOTT LABORATORIES ANNOUNCES COMPLETION OF ACQUISITION OF BASF'S PHARMACEUTICAL BUSINESS

    Because the acquisition has closed one month early, $0.02 of the expected $0.12 of earnings dilution in 2001 will be moved forward into the first quarter of this year. Therefore, earnings per share in the first quarter is anticipated to be $0.47, excluding the impact of one-time charges associated with the transaction. Earnings per share projections for 2001 remain the same.

    Abbott Laboratories is a global, diversified health care company devoted to the discovery, development, manufacture and marketing of pharmaceutical, diagnostic, nutritional and hospital products. Including employees from BASF's pharmaceutical business, the company now employs approximately 70,000 people and markets its products in more than 130 countries. In 2000, Abbott's sales and net earnings were $13.7 billion and $2.8 billion, respectively, with diluted earnings per share of $1.78.

    Abbott's news releases and other information are available on the company's Web site at www.abbott.com.

Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements

    Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott's operations are discussed in Exhibit 99.1 of our 2000 Form 10-K and in our periodic reports on Form 10-Q and Form 8-K, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

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